Exhibit 28 (p)(2) under Form N-1A

Exhibit 14 under Item 601/Reg. S-K

Federated Hermes

Personal Account Dealing Policy

The international business of Federated Hermes (“Federated Hermes”) contains companies authorised and regulated by the Financial Conduct Authority (“FCA”). The policy set out in this document complies with applicable FCA rules and requirements.

This policy applies to:

■	All employees of the international business of Federated Hermes including the employees of Hermes Fund Managers Ireland Limited; and
■	All Hermes GPE LLP employees and those of its subsidiaries; and all contractors and temporary workers that are engaged/employed by Federated Hermes and Hermes GPE LLP and their respective subsidiary undertakings.

Table of Contents

Glossary of Abbreviations and Terms 3

Introduction 5

Why is this Policy Required? 5

Personal Account Dealing Policy 6

Prohibition 6

Pre-Clearance of Reportable Instruments 6

Regular Investment Plans 6

Additional Rules for Portfolio Managers 7

Holding Period 7

Pre-Clearance Approval Period 7

Trade Confirmations 7

Holding Statements 7

New Employees 8

Breaches of this Policy 8

Training 8

Policy Approval Process 8

Monitoring 8

Personal Account Dealing Procedures 9

Disclosure of Trading Accounts 9

Procedure for Seeking Pre-Clearance 9

Additional Rules for Portfolio Management Staff 10

Holding Period Breach Procedure 10

Procedure for Confirming your Trade 11

No Intention to Trade Procedure 11

Holding Disclosure Procedure 11

Glossary of Abbreviations and Terms

Abbreviation/term	Definition
Access Person

Any employee:

a)    Who has access to non-public information regarding any client’s purchase or sale of financial instruments, or non-public information regarding any Reportable Instrument; or

b)    Who is involved in making recommendations regarding financial instruments to clients, or who has access to such recommendations that are non-public.

Currently all Federated Hermes & HGPE employees are treated as access persons.

Blackout period	This is a period of time during which all employees are restricted from trading in Federated Investors, Inc (“FHI”) securities. This is in relation to the publication of FHI annual and quarterly financial results.
Bonds/Debentures	Includes any Corporate or Government debt instrument such as bonds, loan stocks or notes.
Connected Person	In respect of an employee, any other person with whom the employee has a domestic or business relationship (excluding a Client of the Company), or who may have a community of interest with the employee and/or whose investment decisions the employee influences.
Certificates Representing Securities	A tradeable certificate representing a specified number of shares (or one share) in underlying securities. In the U.S, an American Depository Receipt (“ADR”) would be an example.
Discretionary Accounts	Personal trading accounts where the employee has no influence over the investment decisions as discretion has been granted to an independent third party.
FCA	Financial Conduct Authority.
Futures	Futures are financial contracts obligating the buyer to purchase an asset or the seller to sell an asset, such as a physical commodity or a financial instrument, at a predetermined future date and price.
Federated Hermes Compliance Platform	The Federated Hermes Compliance Platform can be accessed here https://hermes.cclcore.com/employee (username and password maybe required).
MiFID	The Markets in Financial Instruments Directive.
Options	An option is a financial derivative that represents a contract sold by one party (the option writer) to another party (the option holder). The contract offers the buyer the right, but not the obligation, to buy (call) or sell (put) a security or other financial asset at an agreed-upon price (the strike price) during a certain period of time or on a specific date (exercise date).
Reportable Instruments	The list of financial instruments that is described within this policy.
Shares	Shares are units of ownership interest in a corporation or financial asset. Shares relate to any security traded on an exchange, and includes Initial Public Offering, Private Placements, Privatisations, Offer for Sale, Exchange Traded Funds (excluding Index ETFs) and Demutualisation.
UCITS	Undertakings for Collective Investments in Transferable Securities.
Short Selling	This is the sale of a security that the seller does not yet own but commits to sell at a future date for a particular price. The seller agrees to sell at a future price, which he or she believes will be higher than the price at which he or she must buy the security to cover the sale.
Units	Units in a regulated or unregulated collective investment scheme such as a Unit Trust, OEIC or Mutual Fund.
Warrants	A warrant is like an option. It gives the holder the right but not the obligation to buy an underlying security at a certain price, quantity and future time.

Introduction

Personal Account Dealing (‘PAD’) is where an employee undertakes a personal trade in a financial instrument. A personal trade is defined as when you or a Connected Person buys or sells financial instruments and the transaction is not connected with your role at Federated Hermes (‘Federated Hermes’ or ‘the Firm’).

As a matter of principle your Personal Account Dealing should not conflict with Federated Hermes Pledge.

Why is this Policy Required?

■	FCA Principle 8 (Conflicts of Interest) requires a firm (i.e. Federated Hermes) to manage conflicts of interest fairly between itself and its clients. Specifically, the FCA’s PAD rules (COBS 11.7) are designed to ensure a firm’s clients are not disadvantaged by the personal dealings of the firm’s employees. Federated Hermes is therefore required to ensure that appropriate controls and monitoring arrangements are implemented and maintained.
■	Federated Hermes is also registered as an Investment Adviser with the Securities & Exchange Commission (SEC) in the United States and as such also needs to comply with the SEC’s rules on PAD, which fall under Rule 206(4)-7 of the Investment Advisers Act of 1940.
■	The International business of Federated Hermes is 60% owned by Federated Hermes, Inc (FHI) – a publicly listed US company on the New York Stock Exchange (NYSE) subject to Section 12(b) of the US Securities Exchange Act of 1934 which applies to FII and all its subsidiaries.
■	Federated Hermes also holds a Capital Markets Services Licence with the Monetary Authority of Singapore and as such needs to comply with relevant PAD rules as part of its licensing.
■	Finally, Federated Hermes may be in possession of unpublished price sensitive information about a particular instrument, and in these circumstances it may be inappropriate for employees or their Connected Persons to undertake PAD in that instrument.

Federated Hermes’ processes and procedures in relation to PAD rules have been adopted to ensure that any PAD undertaken by any of the Firm’s employees or their Connected Persons, does not conflict with Federated Hermes’ duties to its clients. The general principles governing the Firm’s policy are:

■	The duty at all times to place the interests of clients first; and
■	The requirement that all personal account transactions be conducted in accordance with this policy and do not give rise to any actual, potential or perceived conflict of interest or any abuse of an individual’s position of trust and responsibility.

The fundamental standard is that personnel should not take inappropriate advantage of their position or information obtained. It is a condition of your employment or contractual engagement that you comply with the Firm’s Personal Account Dealing policy.

Personal Account Dealing Policy

Prohibition

An employee is prohibited from entering into a PAD which meets any of the following criteria:

a)	The PAD is prohibited under the Market Abuse Regulation;
b)	It involves the misuse or improper disclosure of confidential information; or
c)	It conflicts or is likely to conflict with an obligation of the Firm to a client under the regulatory system or any other obligation of the Firm under MiFID or the UCITS Directives;
d)	The PAD in the following instruments is prohibited: Spread Bets and Contract for Differences.

In addition, the employee is prohibited from advising or procuring, other than in the proper course of the employee’s employment or contract for services, any other individual to enter into a PAD, which would be prohibited by the above provisions.

Pre-Clearance of Reportable Instruments

The following Reportable Instruments, unless they are held within a Discretionary Account, require pre-approval in accordance with the Firms’ PAD procedures before you or a Connected Person are allowed to trade them and regardless of whether they are held in any form of tax incentivised wrapper such as a Self-Invested Personal Pension (SIPP) or an Individual Savings Account (ISA). Please note that ‘non-Federated Hermes’ pooled funds do not require pre-approval:

■	Shares: For the purpose of this policy, all shares are reportable.
■	Exchanges Trade Funds ETFs: For the purpose of this policy, all ETFs except for those tracking broad market indexes (defined as all major economies stock market indexes or those indexes with 100 or more holdings) are reportable.
■	Certificates Representing Securities: For the purpose of this policy, all Certificates Representing Securities are reportable.
■	Bonds/Debentures: For the purpose of this policy, all bonds and debentures are reportable including those issued by a Government or Public body.
■	Units: For the purpose of this policy, only units in a scheme that is managed by Federated Hermes are reportable.
■	Options: For the purposes of this policy, all options are reportable;
■	Warrants: For the purposes of this policy, all warrants are reportable;
■	Futures: For the purposes of the policy, all futures are reportable including forex;

Any other financial instrument should be referred to Compliance.

Regular Investment Plans

The set-up of a regular investment plan, which involves investments into reportable securities, must be pre-approved. Where the employee has no discretion or makes no changes to subsequent investments, there is no need for further pre-approval. However, disinvestment of reportable securities held within a regular investment plan will require pre-approval.

Additional Rules for Front Office Staff

▪	Any financial instrument that falls into an investment team member or portfolio manager’s investable universe will be considered a Reportable Instrument and additional procedures must be followed as outlined in the below PA Dealing procedure.
▪	Trade request submitted by front office staff requires pre-approval in accordance with the Firm’s PAD procedures by the Line Manager and Compliance
▪	Pre-clearance is also required for Portfolio Managers investing in ‘Non-Federated Hermes’ unit schemes they manage on a segregated mandate basis.

Holding Period

All Reportable Instruments must be held for a minimum of 60 days from the date of purchase or acquisition prior to selling or disposing of them. See below holding period for Federated Investors, Inc (FII) securities

Requests to vary the 60 days holding period may be made to the Compliance team in accordance with the Firm’s PAD Procedures.

Pre-Clearance Approval Period

Any approval to trade will be valid from the time of approval until the end of the following business day.

Trade Confirmations

Evidence of your trade in the form of contract notes, broker confirms or screen prints from electronic trading platforms must be provided to the Compliance team, in accordance with the Firm’s PAD Procedures, within 7 days of approval.

Holding Statements

Compliance have the right to request holding statements for all Reportable Instruments. Where requested, the employee must submit these to the Compliance team within 45 days. Holding statements must be no more than 45 days old from the date of submission.

Trading in Federated Hermes, Inc Stock

Trading in Federated Hermes, Inc (FHI) securities are subject to the ‘Blackout’ period. This period begins on the fourth business day after the end of each fiscal quarter and year end of FHI and ends on the second business day after FHI’s public announcement of the results for that quarter or year. Special ‘Blackout’ periods may be implemented at other times due to material developments (i.e. M&A).

In addition to the ‘Blackout’ period discussed above, other restrictions apply to dealings in FHI securities. The following trades in FHI securities are prohibited:

•	Short selling;
•	Options trading (except for options issued directly by Federated Hermes to employees);
•	Trading on margin;
•	Trading on short-term basis (less than 6 months from date of purchase).

Additional rules apply to some employees which are subjected to both FHI and Federated Hermes PA Dealing policies and they will be notified of the extra rules.

New Employees

Each new employee, within one week of joining, is required to read this policy and must electronically sign and complete the Firm’s new joiner attestation that will be issued by the Compliance team. In addition, you must disclose and evidence to the Compliance team any holdings you have in reportable instruments. Evidence of holdings in reportable instruments must be no more than 45 days old from the date of disclosure.

Breaches of this Policy

Any personal account dealing by an employee or connected person, which has not been reported in accordance with this policy, will be considered to be a serious disciplinary offence and a breach of the terms of that person's employment or contractual engagement.

Training

Initial: All new staff members must undergo initial Compliance training within two weeks of joining the firm. This initial training is delivered via computer based training and covers the content of this policy. All new employees are also required to read this policy upon joining the firm.

On-going: Existing Federated Hermes employees, including senior management are required to complete Compliance training on an on-going basis. The online training is periodically reviewed and refreshed by the Federated Hermes Compliance team.

Ad-hoc: Personal Account Dealing training may be provided face to face depending on the risk associated with the role or staff member.

Policy Approval Process

The Personal Account Dealing policy shall be reviewed and updated where applicable on an annual basis. The policy is owned by the Compliance department and approved by the Risk and Compliance Executive Committee and the Head of Compliance.

Monitoring

As part of our second line of defence the Compliance Monitoring team will review our Personal Account Dealing policy and procedures as part of their risk based approach monitoring plan.

Personal Account Dealing Procedures

The following procedures relate to the pre-clearance and confirmation of all employee PAD activity as stated in this policy document.

All pre-clearance requests must be submitted via the Federated Hermes Compliance Platform which can be accessed here: https://hermes.cclcore.com/employee (username and password maybe required).

Disclosure of Trading Accounts

Before an employee can request pre-clearance of any PAD, all trading accounts must first be disclosed. If you have not previously disclosed your accounts, then your “My Trading” will look similar to Figure 1 below.

Figure 1

To add one or more trading accounts, including those for your connected persons, click the green ‘+’ and complete the required information.

You will be asked to select the broker your account is held with. If the broker is not listed in the form, then contact Compliance and ask them to add it.

Procedure for Seeking Pre-Clearance

Once one or more trading accounts have been added, the “Trade Request” drop down list will be active. Select the appropriate “Trade Type” for the “Reportable Security”:

Trade Type	Reportable Security
General Trade:	Certificates Representing Securities Debentures Options Shares Units Warrants
Futures Contract:	Futures
IPO/Private Placement:	Shares
Spreadbet:	Contracts for Difference

Once the correct “Trade Type” has been selected the screen will refresh. Next click the green “+” symbol to open the “Trade Request” form.

Complete all the mandatory columns (designated with an asterisk) and add any additional comments that may be useful to the approver(s). For investment team members and portfolio managers, provide the required additional comments. You must enter at least one trading identifier (ISIN, SEDOL or Ticker) and even if you are trading based on quantity rather than value, you must enter the Total Value.

Finally, view the attestation and record your response. If you agree to the attestation you can hit the “Save” button. If you disagree then you will need to cancel the form (all data will be lost). On hitting “Save”, the request will appear in your “My Trading” with the “Request Status” of “Pending”.

The platform will then start the approval process handled by the Central Compliance team. You will receive an email notifying once the approval decision has been completed.

Holding Period Breach Procedure

If you know your pre-clearance request is in breach of the Holding Period rule contained within this policy, then when entering the pre-clearance request, there is a comment field at the bottom of the form where a full explanation should be provided.

Procedure for Confirming your Trade

Once you have executed the trade, you have 7 business days by which you must have accessed the Federated Hermes Compliance Platform and record the final trade details as well as attaching evidence of the trade. Upon signing into the Federated Hermes Compliance Platform, you will have an entry in the “My Alerts and Notifications” window called Trade Confirm, together with the name of the instrument for which you received pre-approval.

To confirm the trade perform the following:

1.	Click the title of the trade to open the detail display form.
2.	If the correct entry has been selected, then click the Edit button in the Ribbon
3.	Record the mandatory information and then, on the Ribbon, click the “Attach File” button to upload your evidence of trading.

No Intention to Trade Procedure

If, having received pre-approval, you no longer wish to complete the trade, you must cancel the Trade Confirmation that is visible in the Federated Hermes Compliance Platform providing reason for the cancellation.

Holding Disclosure Procedure

You will receive an email requesting you to complete your annual holdings attestation. If you have annual holding statements to disclose, then for each holding statement, perform the following:

■	Create a new “General Disclosure” by clicking the green ‘+’ next to the “My Disclosures” drop down list.
■	The title of the disclosure should be “Annual Holding Disclosure for xxxxxxxx (MM/YY to MM/YY)” where xxxxxxxx is the name of the broker account and MM/YY is the period start and end that the statement applies to.
■	In the “Disclosure Category”” column, select “Personal Holdings Disclosure”
■	Use the “Full Description” box to record any exception information that Compliance should be aware of such as non-reportable events (e.g. corporate actions) that may have affected the position.
■	Record the date the statement is effective from
■	On the top menu select the “Insert” column and click on “Upload File” button and upload the statement
■	Click “Save”

Once all holding statements have been uploaded, or if you have no holding disclosures to make, open the “Attestation” in your “My Alerts and Notifications” window. Read the attestation and confirm that either all your holding disclosures are shown or that the attestation is correctly displaying text confirming that you have no holding disclosures to make. Finally, complete the attestation by optionally entering any comments and click the “Agree” or “Disagree” button.